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                                                                     EXHIBIT 10n

          DESCRIPTION OF THE ESTATE MANAGEMENT PLAN FOR SENIOR MANAGERS

The Estate Management Plan provides life insurance protection to Senior Managers both before and after retirement. The life insurance coverage under the Plan replaces any basic and supplemental life insurance coverage that would be received under Bell Atlantic's Employee Life and AD&D Insurance Plan (or another group life insurance plan offered by the Senior Manager's employing company). The Plan provides life insurance coverage equal to five times annual base salary plus 50% of the maximum Short Term Incentive Award. Coverage increases automatically if the participant's salary and maximum Short Term Incentive Award increase.

Under the Plan, a participant purchases a universal life insurance policy using a split-dollar arrangement. Under the split-dollar arrangement, the participant collaterally assigns his or her policy to the company when he or she begins participating in the Plan. This collateral assignment remains in effect for 15 years or until the participant reaches age 65, whichever is later. The collateral assignment also terminates if the participant leaves the company before becoming eligible for retiree benefits.

While the collateral assignment is in effect, the company will pay the majority of the annual premium on the policy. The company's portion of the premium is intended to build the cash value through investment The participant pays the premium for the death benefit, based on the carrier's term life insurance rates. While the collateral assignment is in effect, the policy will be used only to provide the participant with the targeted level of life insurance coverage. Although the policy's cash value will grow, the participant will not have access to the cash value until after the collateral assignment ends.

When the collateral assignment ends, the company will recover its premiums from the policy but not any investment earnings associated with those premiums. Once the collateral assignment ends, the remaining cash value of the policy (derived from the policy's investment earnings) is the participant's to use, either to continue insurance coverage or to provide additional income.